Exhibit (99.2)

ISSN 1718-8369

Volume 2, Number 1	June 28, 2007

AS AT APRIL 30, 2007

Budgetary balance

•

As at April 30, 2007, the consolidated budgetary balance for the purposes of the Balanced Budget Act shows revenue falling $952 million behind expenditures. Nonetheless, this is an improvement of $386 million compared to the results for the same period last year.

•

Such a difference in April reflects the fact that tax receipts are proportionately lower early in the year. This difference will decline gradually during fiscal year 2007-2008 and the budget will be balanced as stipulated in the last budget.

SUMMARY OF CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS

(millions of dollars)

				(Unaudited data)
	April			2007-2008 Budget
	2006-2007	2007-2008	Changes	2007-2008	Growth %
BUDGETARY REVENUE
Own-source revenue	2 643	3 378	735	47 953	-2.7
Federal transfers	885	1 109	224	13 174	19.6

Total	3 528	4 487	959	61 127	1.4
BUDGETARY EXPENDITURE
Program spending	-4 358	-4 991	-633	-53 913	4.1
Debt service	-533	-558	-25	-7 244	4.0

Total	-4 891	-5 549	- 658	-61 157	4.1
NET RESULTS OF CONSOLIDATED ORGANIZATIONS	25	110	85	30	—
Additional deposit in the Generations Fund	—	—	—	-200	—
Use of part of the budgetary reserve	—	—	—	200	—

CONSOLIDATED BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	-1 338	-952	386	0	—
Net results of the Generations Fund [1]	—	31	31	653	—

CONSOLIDATED BUDGETARY BALANCE	-1 338	-921	417	653	—
Consolidated non-budgetary surplus (requirements)	-1 038	-117	921	-1 091	—

CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	-2 376	-1 038	1 338	-438	—

1	The Generations Fund began operations on January 1, 2007.

Budgetary revenue

•	Budgetary revenue amounts to $4.5 billion, an increase of $959 million compared to last year.

•	Own-source revenue stands at $3.4 billion, an increase of $735 million. This improvement is attributable in particular to increased revenue from personal income tax due to sustained economic growth.

•	Federal transfers amount to $1.1 billion for the first month of the current fiscal year, an increase of $224 million over the same period in 2006-2007.

Budgetary expenditure

•	As at April 30, 2007, budgetary expenditure amounts to $5.5 billion, an increase of $658 million compared to last year.

•

Program spending is up by $633 million compared to last year and stands at $5.0 billion. The most significant changes are in the economy ($232 million), education ($211 million) and health missions ($186 million).

•	Debt service amounts to $558 million, up $25 million compared to April 2006.

Generations Fund

•	The net results of the Generations Fund amount to $31 million.

Net financial requirements

•	In April 2007, net financial requirements stand at $1.0 billion, a decline of $1.3 billion compared to April 2006.

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This reduction is attributable to the $417-million improvement in the budgetary balance and a decline in non-budgetary requirements of $921 million stemming from, among others, an increase in receipts of accounts receivable in particular regarding withholdings at source relating to the pay equity settlement paid in March.

CONSOLIDATED REVENUE FUND REVENUE

(millions of dollars)

				(Unaudited data)
	April			Cumulative
Revenue by source	2006	2007	Changes %	2006-2007	2007-2008	Changes %
BUDGETARY REVENUE
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	457	857	87.5	457	857	87.5
Contributions to Health Services Fund	430	445	3.5	430	445	3.5
Corporate taxes	216	308	42.6	216	308	42.6
Consumption taxes	984	1 058	7.5	984	1 058	7.5
Other sources	251	260	3.6	251	260	3.6

Total	2 338	2 928	25.2	2 338	2 928	25.2
Revenue from government enterprises	305	450	47.5	305	450	47.5

Total own-source revenue	2 643	3 378	27.8	2 643	3 378	27.8
Federal transfers
Equalization	446	597	33.9	446	597	33.9
Health transfers	300	309	3.0	300	309	3.0
Transfers for post-secondary education and other social programs	87	114	31.0	87	114	31.0
Other programs	52	89	71.2	52	89	71.2

Total federal transfers	885	1 109	25.3	885	1 109	25.3

TOTAL BUDGETARY REVENUE	3 528	4 487	27.2	3 528	4 487	27.2

CONSOLIDATED REVENUE FUND EXPENDITURE

(millions of dollars)

				(Unaudited data)
	April			Cumulative
Expenditures by mission	2006[1]	2007	Changes %	2006-2007[1]	2007-2008	Changes %
BUDGETARY EXPENDITURE
Program spending
Health and Social Services	1 786	1 972	10.4	1 786	1 972	10.4
Education and Culture	1 218	1 429	17.3	1 218	1 429	17.3
Economy and Environment	657	889	35.3	657	889	35.3
Support for Individuals and Families	408	430	5.4	408	430	5.4
Administration and Justice	289	271	-6.2	289	271	-6.2

Total program spending	4 358	4 991	14.5	4 358	4 991	14.5
Debt service	533	558	4.7	533	558	4.7

TOTAL BUDGETARY EXPENDITURE	4 891	5 549	13.5	4 891	5 549	13.5

1	Some comparative figures for 2006-2007 have been reclassified for consistency with the presentation adopted in 2007-2008.

For technical information concerning this monthly report, please contact Mario Albert at (418) 691-2225.

This publication is also available on the web at: www.finances.gouv.qc.ca.